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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                     Certification and Notice of Termination
                       of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
         Reports under Sections 13 and 15(d) of the Securities Exchange
                                   Act of 1934

                                             Commission File Number    0-8636
                                                                       ------
                    AMERICAN INDEMNITY FINANCIAL CORPORATION
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             (Exact name of registrant as specified in its charter)

              One American Indemnity Plaza, Galveston, Texas 77550
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common stock ($3.33 1/3) par value)
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(1)(ii)    [  ]
            Rule 12g-4(a)(1)(ii)   [  ]              Rule 12h-3(b)(2)(i)    [  ]
             Rule 12g-4(a)(2)(i)   [  ]             Rule 12h-3(b)(2)(ii)    [  ]
                 12g-4(a)(2)(ii)   [  ]                       Rule 15d-6    [  ]
                  12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certification or notice date: 1

                          -----------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 American Indemnity Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  August 11, 1999                              BY:  Vaughn Van Vaughan
       -------------------------                         Vice President
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